Cancer Genetics, Inc. Announces Second Quarter 2017 Financial Results, Accretive Acquisition and Capital Raise

•	Second quarter revenue of $6.6 million

•	Record biopharma demand in quarter with $7.1 million in new contract bookings for Biopharma Services

•	Clinical Services Revenue up 20% over Q2 2016 to $3.0 million

•	Second quarter clinical test count up 6% year-over-year to 14,341

•	Reduced second quarter loss from operations by 22% compared to Q2 2016, improving pathway to profitability

•	Now supporting over 170 clinical trials serving 9 of the top ten biopharma companies in the world

•	Net loss of $2.7 million, a decrease of 31% compared to Q2 2016

•	Strengthened balance sheet with a USD $16 million equity financing arrangement

•	Acquisition of vivoPharm is expected to contribute approximately USD $5 million in annual revenue and is expected to be accretive

•	Conference call begins at 5 pm Eastern, Monday, August 14, 2017

RUTHERFORD, N.J. and LOS ANGELES, August 14, 2017 (GLOBE NEWSWIRE) -- Cancer Genetics, Inc. (Nasdaq: CGIX), a leader in enabling precision medicine for oncology through molecular markers and diagnostics, announced today financial and operating results for the second quarter ended June 30, 2017.
Mr. Panna Sharma, President and CEO of CGI commented, “During the second quarter of 2017 we continued our drive to become the oncology diagnostics partner of choice for biopharmaceutical companies and clinicians. During the second quarter we grew our clinical services revenue by approximately 20% and overall revenue for the first half of the year grew 4% over last year. Our revenue from biopharma projects during the second quarter were uneven due to the delay of 9 clinical trials, although we expect many of them to start over the next 2 quarters. We continue to be focused on reducing our losses and operating expenses as we target near-term profitability. We also achieved record demand from biotech and pharma customers as demonstrated by $7.1 million in new contracts and bookings. We are now supporting over 170 clinical trials serving 9 of the top 10 biopharma companies globally. We also closed 13 new biotech and pharma customers during the second quarter of 2017 that will support the reacceleration of our Biopharma revenue.”
“Our acquisition of vivoPharm announced tonight strengthens CGI’s bench-to-bedside capabilities while bolstering revenue growth. We expect significant synergies by adding a global customer base of biopharma partners with 55 new projects and over 30 of those in immuno-oncology. A truly transformative acquisition, the addition of vivoPharm will expand our discovery and early development revenue base while accelerating our strategy to develop drug rescue and drug repurposing capabilities.”

vivoPharm expands CGI’s global presence in Europe and Australia. As a market-leading contract research organization (“CRO”), vivoPharm services approximately forty clients, the majority of which are located outside the U.S., with its diverse client base, ranging from virtual biotech companies to large top 10 pharmaceutical companies. vivoPharm has generated compounded annual revenue growth of 14% over the past three fiscal years, and has expected USD revenues of approximately $5 million in the most recent fiscal year (vivoPharm’s fiscal year ends on June 30). vivoPharm specializes in planning and conducting unique, specialized studies to guide drug discovery and development programs with a concentration in oncology and immuno-oncology, ranging from early compound selection to developing comprehensive sets of in vitro and in vivo data, as needed for FDA Investigational New Drug (“IND”) applications. vivoPharm’s studies have been utilized to support over 200 IND submissions to date across a range of therapeutic indications, including lymphomas, leukemia, GI-cancers, liver cancer, pancreatic cancer, non-small cell lung cancer, and other non-cancer rare diseases.

“We also significantly strengthened our balance sheet with an equity arrangement of $16 million which allows us to complete the acquisition of vivoPharm, giving us considerable runway to leverage our global infrastructure and our immuno-oncology and pharmacology capabilities to capitalize on new opportunities and grow revenue as we focus on being profitable,” stated Mr. Sharma.

Mr. Sharma added, “During the second quarter we continued to deliver on our milestones by launching an FDA-approved universal companion diagnostic for lung cancer, in partnership with Thermo Fisher. We also a launched a multi gene, liquid biopsy test for lung cancer patients, Liquid::Lung cfDNA™ which changes the paradigm and cost structure for lung cancer monitoring. Moreover, our partnership with Mendel.ai, which enables artificial intelligence in precision medicine, driving personalized treatment and accelerating clinical trial matching for cancer care, is further evidence of our commitment to staying at the forefront of the most advanced technologies in oncology. During this past month, we were also recognized by Frost & Sullivan as an innovator and leader in precision oncology, which is testimony to our ability to develop and deliver innovation.”

FINANCIAL HIGHLIGHTS FOR THE QUARTER

▪
Total revenues were $6.6 million, with $3.3 million from Biopharma services, $3.1 million from Clinical services and $0.3 million from Discovery services – down 6% from Q2 2016 revenues of $7.0 million.

▪	Total Clinical services test volumes increased 6% in Q2 2017 to 14,341, compared to 13,481 tests in Q2 2016.

▪	Gross profit margin was unchanged at 39% or $2.6 million

▪
Total operating expenses for Q2 of 2017 were $5.7 million, a reduction of 15% from $6.7 million during Q2 2016, largely driven by headcount reduction, reorganization of technology and test development efforts, and benefits from shared services with CGI’s Hyderabad team.

▪	Net loss was $2.8 million for Q2 2017, an improvement of 31% compared to a net loss of $4.0 million for Q2 2016.

▪	Net loss per share was ($0.16) in Q2 2017, an improvement of 43% compared to ($0.28) in Q1 2016.

▪	We continue to improve operating efficiencies, decreasing our net loss by 31% compared to the same quarter last year. Our test volume also continues to grow.

SECOND QUARTER AND RECENT BUSINESS HIGHLIGHTS

▪	170 biopharma projects, up from 111 in the same period last year

▪	$7.1 New Contract Bookings for biopharma customers

▪	Launched FDA-approved universal companion diagnostic for lung cancer leveraging Thermo Fisher’s next generation sequencing panel Oncomine Dx target test.

▪	Launched clinically actionable, multi-gene, liquid biopsy test for lung cancer patients, Liquid::Lung-cfDNA™, changing the paradigm for lung cancer monitoring.

▪	Launched unique, industry-leading panel that provides comprehensive and precise information for immuno-oncology therapy assessment and patient monitoring.

▪	Selected by eFFECTOR Therapeutics to provide biomarker discovery and development services for novel oncology drugs.

▪	Formed strategic partnership with Mendel.ai, enabling artificial intelligence in precision medicine to drive personalized treatment and accelerate clinical trial matching for cancer care.

▪	Acclaimed by Frost & Sullivan for North American technology innovation in precision oncology.

The company reported total revenue of $6.6 million for the second quarter, compared to $7.0 million in Q2 2016, a decrease of 6% year-over-year, principally due to a decrease in project specific activities related to the timing of certain customers’ clinical studies and patient enrollment.

Revenue from biopharma partners and customers decreased 22% to $3.3 million in the second quarter, compared to $4.2 million during Q2 2016. Additionally, the company increased the number of clinical studies and trials it is supporting to 140, up 12% from Q4 2016.
Clinical services revenue increased 20% in the second quarter of 2017 over the same period in 2016, from $2.5 million to $3.1 million. The growth was driven by an increase in clinical test volumes from 13,481 in Q2 2016 to 14,341 in the second quarter of 2017, an increase of 6%.

Discovery services contributed an additional $263 thousand in revenue for the second quarter of 2017, a 10% increase over Q2 2016, driven by significant demand for discovery solutions by research institutions where next-generation sequencing is combined with novel bioinformatics analysis. Discovery services, mostly performed in India, provides genomic and bioinformatics support for global discovery and pre-clinical initiatives.

vivoPHARM ACQUISITION HIGHLIGHTS

•	Acquisition strengthens CGI’s “Bench-to-Bedside” capabilities

•	Bolsters growth with diverse global customer base of biopharma partners, especially in Europe and Asia-Pacific

•	Over 55 active biopharma studies and trials with 30 of those driven by immune-oncology related projects

•	90% of vivoPharm’s contracts are delivered within 90 days of being signed

▪	Expected to immediately adds approximately $5 million revenue and help in achieving profitable growth

▪	vivoPharm studies have supported over 200 IND submissions

▪	Total purchase price of USD $12 Million, with proceeds to be 90% CGIX stock, and 10% cash

CAPITAL RAISE

•	$16 million equity financing arrangement available for the next 2 years

•	$3 million provided immediately with future amounts to be drawn at Company’s discretion

CONFERENCE CALL & WEBCAST
Monday, August 14, 2017, 5 pm Eastern Time
Domestic:	877-440-5804
International:	719-457-1506
Conference ID:	2840579
Webcast:	http://public.viavid.com/index.php?id=125895

Replays – Available through August 28, 2017
Domestic:	844-512-2921
International:	412-317-6671
Conference ID:	2840579

ABOUT CANCER GENETICS
Cancer Genetics, Inc. is a leader in enabling precision medicine in oncology from bench to bedside through the use of oncology biomarkers and molecular testing. CGI is developing a global footprint with locations in the US, India and China. We have established strong clinical research collaborations with major cancer centers such as Memorial Sloan Kettering, The Cleveland Clinic, Mayo Clinic, Keck School of Medicine at USC and the National Cancer Institute.
The Company offers a comprehensive range of laboratory services that provide critical genomic and biomarker information. Its state-of-the-art reference labs are CLIA-certified and CAP-accredited in the US and have licensure from several states including New York State.
For more information, please visit or follow us:
Internet: www.cancergenetics.com
Twitter: @CancerGenetics
Facebook: www.facebook.com/CancerGenetics

FORWARD LOOKING STATEMENTS
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements pertaining to future financial and/or operating results, future growth in revenues, margins, research, technology, clinical development and potential opportunities for Cancer Genetics, Inc. tests and services, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements.
Any statements that are not historical fact (including, but not limited to, statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates") should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, risks of cancellation of customer contracts or discontinuance of trials, risks that anticipated benefits from acquisitions will not be realized, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, maintenance of intellectual property rights and other risks discussed in the Cancer Genetics, Inc. Form 10-K for the year ended December 31, 2016 along with other filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Cancer Genetics, Inc. disclaims any obligation to update these forward-looking statements.

Consolidated Balance Sheets (Unaudited)
(in thousands, except par value)

	June 30, 2017	December 31, 2016
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$6,170	$9,502
Accounts receivable, net of allowance for doubtful accounts	13,155	11,748
Other current assets	2,544	2,174
Total current assets	21,869	23,424
FIXED ASSETS, net of accumulated depreciation	4,724	4,738
OTHER ASSETS
Restricted cash	300	300
Patents and other intangible assets, net of accumulated amortization	1,400	1,503
Investment in joint venture	249	268
Goodwill	12,029	12,029
Other	378	172
Total other assets	14,356	14,272
Total Assets	$40,949	$42,434
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$6,716	$8,148
Obligations under capital leases, current portion	262	109
Deferred revenue	133	789
Line of credit	2,000	—
Term note, current portion	—	2,000
Total current liabilities	9,111	11,046
Term note	4,838	2,654
Obligations under capital leases	687	374
Deferred rent payable and other	207	290
Warrant liability	7,043	2,018
Deferred revenue, long-term	438	428
Total Liabilities	22,324	16,810
STOCKHOLDERS’ EQUITY
Preferred stock, authorized 9,764 shares, $0.0001 par value, none issued	—	—
Common stock, authorized 100,000 shares, $0.0001 par value, 19,785 and 18,936 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	2	2
Additional paid-in capital	144,923	139,576
Accumulated (deficit)	(126,300)	(113,954)
Total Stockholders’ Equity	18,625	25,624
Total Liabilities and Stockholders’ Equity	$40,949	$42,434

Cancer Genetics, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended June 30,
	2017	2016
Revenue	$6,604	$7,001
Cost of revenues	4,034	4,285
Gross profit	2,570	2,716
Operating expenses:
Research and development	989	1,680
General and administrative	3,529	3,658
Sales and marketing	1,165	1,379
Total operating expenses	5,683	6,717
Loss from operations	(3,113)	(4,001)
Other income (expense):
Interest expense	(253)	(107)
Interest income	10	13
Change in fair value of acquisition note payable	13	67
Change in fair value of warrant liability	577	—
Other expense	—	—
Total other (expense)	347	(27)
Loss before income taxes	(2,766)	(4,028)
Income tax (benefit)	—	—
Net (loss)	$(2,766)	$(4,028)
Basic net (loss) per share	$(0.14)	$(0.28)
Diluted net (loss) per share	$(0.16)	$(0.28)
Basic weighted-average shares outstanding	19,697	14,538
Diluted weighted-average shares outstanding	20,663	14,538